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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:        September  30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person
      Moritz                         Jeffrey                          M.
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     (Last)                          (First)                         (MI)

                                426 North Street
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                                    (Street)

     Hyannis                           MA                         02601
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                         1/17/00
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol
                           Enterprises Solutions, Inc. (EPSO)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X ]  Director                       [   ]  10% Owner
    [ X ]  Officer (give title below)     [   ]  Other (specify below)
                                    Treasurer
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned

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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect
                                 |     Beneficially Owned    |                            |    Beneficial
(Instr. 4)                       |     (Instr. 4)            |    Direct (D) or Indirect  |    Ownership
                                 |                           |    (I) (Instr. 5)          |    (Instr. 5)
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 Common Stock, $.001 par value   |      15,000               |            I               | By The Saugus Group,
                                 |                           |                            | a partnership, 50%
                                 |                           |                            | owned by reporting
                                 |                           |                            | person
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 Common Stock, $.001 par value   |      33,750               |            D               |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                          (Over)


FORM 3 (continued)   Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a) Options to Purchase Common Stock                |      7/30/98       |     7/29/01
                                                   |                    |
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                                                   |                    |
b) Options to Purchase Common Stock                |      7/30/99       |     7/29/02
                                                   |                    |
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                                                   |                    |
c)                                                 |                    |
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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      Common Stock, par   |              |                           |                                   |
a)    value $.001 per     |   22,500     |       $0.667              |                  D                |
      share               |              |                           |                                   |
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      Common Stock, par   |   15,000     |                           |                                   |
b)    value $.001 per     |              |       $5.67               |                  D                |
      share               |              |                           |                                   |
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                          |              |                           |                                   |
c)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

  /s/   Jeffrey M. Moritz                     5/22/00
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**Signature of Reporting Person                 Date

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